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                                                                Exhibit 11.1
                America Service Group Inc.
            COMPUTATION OF PER SHARE EARNINGS

                                               Year Ended December 31,
                                        ------------------------------------
                                           1996            1995         1994
                                           ----            ----         ----
Net income (loss) attributable
  to Common Shares......................($8,912,000)  $  687,000   $  996,000
Adjust for Interest Income under the
  Modified Treasury Calculation.........    --            37,000       --
                                        ------------  -----------  -----------
Net Income (loss) attributable
  to Common Shares......................($8,912,000)  $  724,000   $  996,000
                                        ------------  -----------  -----------
                                        ------------  -----------  -----------

Weighted average shares outstanding.....  3,171,000    3,027,000    2,994,000

Common stock equivalents................    --           328,000      225,000

Adjust for 20% limit under the
  modified treasury calculation.........    --           (20,000)       --
                                        ------------  -----------  -----------

Total weighted average common and
  common equivalent shares..............  3,171,000    3,335,000    3,219,000
                                        ------------  -----------  -----------
                                        ------------  -----------  -----------

Income (loss) per common and common
  equivalent share......................     $(2.81)       $0.21        $0.31
                                        ------------  -----------  -----------
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